EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No’s. 333-61476, 333-97209, 333-129002, and 333-143519 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-107667 on Form S-3, and Registration Statement No. 333-142400 on Form S-3 of our reports dated March 3, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Greatbatch, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 2, 2009.

/s/ Deloitte & Touche LLP

Buffalo, New York
March 3, 2009